Exhibit 5.1

AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam

FI CBM Holdings N.V.	T	+	31 20 485 7000
	Direct T	+	31 20 485
	F	+	31 20 485 7001
	Direct F	+	31 20 517
E
	W		freshfields.com

	doc id		AMS2788036/22+
	our ref		DJS/BS

[DATE]

Dear Sirs,

INTRODUCTION

1. We have acted as special counsel to Fiat Industrial S.p.A. (FI) with respect to certain matters of Netherlands law in connection with, inter alia, the registration statement on Form F-4 dated [•] 2013 (the Registration Statement) to be filed with the United States Securities and Exchange Commission (SEC) under the United States of America’s Securities Act of 1933, as amended (the Securities Act), for the registration (the Registration) of common shares (the Common Shares and each a Common Share) in the share capital of FI CBM Holdings N.V. (DutchCo) to be allotted to holders of (i) ordinary shares of FI pursuant to the proposed cross-border statutory merger (grensoverschrijdende juridische fusie) of FI with and into DutchCo (the FI Merger) and (ii) common shares of CNH Global N.V. (CNH) pursuant to the proposed statutory merger (juridische fusie) of CNH with and into DutchCo (the CNH Merger).

This opinion letter is delivered to you pursuant to your request.

DOCUMENTS REVIEWED

2. In rendering the opinion set out below we have examined the following documents:

(a)	a copy of the Registration Statement excluding any documents incorporated by reference in it and any exhibits to it, other than specifically listed below;

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Notarial bank account:

Kwaliteitsrekening Notariaat Freshfields, ABN AMRO Bank N.V., IBAN: NL87ABNA0252085116, BIC: ABNANL2A

Abu Dhabi Amsterdam Bahrain Barcelona Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

(b)	a copy of the deed of incorporation of DutchCo dated 23 November 2012 (the Deed of Incorporation) and the articles of association of DutchCo as they read as of 19 February 2013, which, according to the Extract, are DutchCo’s articles of association currently in force and effect (the Articles of Association);

(c)	a print-out of an electronic copy of an extract from the Commercial Register of the Amsterdam Chamber of Commerce (the Commercial Register) dated [DATE] relating to DutchCo, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Extract);

(d)	a copy of the executed common cross-border merger terms drawn up and executed by the boards of management of FI and DutchCo on 21 February 2013, relating to the cross-border statutory merger of FI with and into DutchCo (the FI Common Cross-Border Merger Terms);

(e)	a copy of the executed merger plan drawn up and executed by the boards of management of CNH and DutchCo on 25 February 2013, relating to the statutory merger of CNH with and into DutchCo (the CNH Merger Plan);

(f)	a copy of the auditors’ certificate (accountantsverklaring) as referred to in Section 2:328 pararaph 1, second sentence, and Section 2:333g of the Dutch Civil Code (DCC), in relation to the contribution on the common shares to be allotted on occasion of the FI Merger, issued by Hans de Rooij of BDO Audit & Assurance B.V. at the request of DutchCo;

(g)	a copy of the auditors’ certificate (accountantsverklaring) as referred to in Section 2:328 pararaph 1, second sentence, of the DCC, in relation to the contribution on the common shares to be allotted on occasion of the CNH Merger, issued by Hans de Rooij of BDO Audit & Assurance B.V. at the request of DutchCo;

(h)	the draft dated 21 February 2013 of the deed of amendment of the Articles of Association providing for the amendment and renewal in full of the Articles of Association as such draft is attached to the FI Common Cross-Border Merger Terms (the Deed of Amendment);

(i)	the draft dated [•] of the notarial deed of merger (notariële akte van fusie) relating to the cross-border statutory merger of FI with and into DutchCo as attached hereto (the FI Deed of Merger); and

(j)	the draft dated [•] of the notarial deed of merger (notariële akte van fusie) relating to the statutory merger of CNH with and into DutchCo as attached hereto (the CNH Deed of Merger),

FI, CNH and DutchCo are herein together referred to as the Companies; the documents referred to above in items (a) to (h) (inclusive) are herein referred to as the Documents; the documents referred to above in items (b) and (c) (inclusive) are herein referred to as the

Corporate Documents, the documents referred to above in items (d) through (h) (inclusive) are herein referred to as the Opinion Documents, the documents referred to under (h) through (j) (inclusive) are herein referred to as the Merger Documents.

NATURE OF OPINION AND OBSERVATIONS

3. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(c)	We have not considered whether the transactions contemplated by the Opinion Documents comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

(d)	We express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands).

(e)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Opinion Documents will not contravene Netherlands law, its application or interpretation if altered in the future.

(f)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(g)	In rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials.

(h)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

(i)	We have not been responsible for verifying whether the ratio contained in the Opinion Documents reflects the commercial arrangements between the parties.

(j)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(k)	This opinion may only be relied upon on the express condition that any issues of the interpretation or liability arising hereunder will be governed by Netherlands law.

(l)	This opinion speaks as of today’s date; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after today’s date, which may affect this opinion in any respect.

(m)	The opinion expressed in this opinion letter has no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Opinion Documents.

(n)	All references in this opinion letter and its schedules to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

OPINION

4. On the basis of, and subject to, the foregoing, the assumptions in Schedule 1, the qualifications in Schedule 2 and any factual matters, documents or events not disclosed to us, we are of the opinion that: when issued pursuant to a validly executed FI Deed of Merger and a validly executed CNH Deed of Merger, respectively, each Common Share will have been duly authorised, validly issued, fully paid and non-assessable.

BENEFIT OF OPINION.

5. This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to Freshfields Bruckhaus Deringer LLP under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

SCHEDULE 1

ASSUMPTIONS

In rendering the opinion in this opinion letter we have assumed that:

Authenticity of documents

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us and submitted to us as electronic copy, facsimile or photocopy are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

(b)	the Registration Statement has been or will have been filed with the SEC and declared effective pursuant to the Securities Act;

(c)	the Merger Documents examined by us in draft form will be executed in the form and sequence of the drafts examined by us;

Due incorporation and existence

(d)	at the time when any Corporate Document was signed, each person who is a party to or signatory of that Corporate Document, as applicable (i) had been validly incorporated, was validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) had all requisite power, authority and legal capacity to sign that Corporate Document and to perform all juridical acts (rechtshandelingen) and other actions contemplated thereby and (iii) has validly signed that Corporate Document;

(e)	the information set forth in the Extract is accurate and complete;

Corporate authorisation

(f)	at the time when any of the Opinion Documents will have been or, as the case may be, will be executed, any statement and confirmation set out in the Opinion Documents is true and remains true and correct until all Merger Documents will have been executed;

(g)	the FI Common Cross-Border Merger Terms and the CNH Merger Plan have been executed by persons who had all required power, authority and legal capacity to execute the FI Common Cross-Border Merger Terms and the CNH Merger Plan respectively;

(h)	the consent, approval or authorisation of any person and any other step or formality which is required in relation to the execution and, to the extent relevant, delivery of of the Merger Documents as all such consents, approval, authorisations, steps and formalities have been listed in the Merger Documents and the performance and observance of the terms thereof by the parties has been obtained or taken at the date of the execution of each of the Merger Documents; and

(i)	each of the parties to any of the Merger Documents (other than DutchCo) (i) has been validly incorporated, will be validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) will have the power, capacity and authority to enter into, execute and deliver the Merger Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and, to the extent relevant, deliver all Merger Documents to which it is a party.

SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

Insolvency proceedings

(a)	our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein that if insolvency proceedings would be opened with respect to DutchCo, such insolvency proceedings would be opened in the Netherlands or be governed by Netherlands law; no opinion is given or implied herein on the effects of any foreign laws that may apply in such insolvency proceedings pursuant to Council Regulation (EC) no. 1346/2000 of 29 May 2000 on Insolvency Procedures (the Insolvency Regulation) or otherwise;

Enforceability

(b)	the validity or enforceability of the Opinion Documents or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Netherlands Civil Code (Burgerlijk Wetboek) and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Netherlands Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Netherlands Bankruptcy Act (Faillissementswet);

(c)	the term “enforceability” as used in this opinion letter indicates that the relevant obligations are of a type for which Netherlands law generally provides a remedy; it does not imply that the obligations and remedies provided in the Opinion Documents would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(d)

the validity and enforceability of the obligations under the Opinion Documents are subject to applicable prescription or limitation periods, principles of set-off (unless such right is validly waived), force majeure (overmacht), reasonableness and fairness (redelijkheid en billijkheid), unforeseen circumstances (onvoorziene omstandigheden) and other defences afforded by Netherlands law to obligors generally; furthermore, under Netherlands law, a party to an agreement may under certain circumstances suspend performance of its obligations under such agreement pursuant to the exceptio non-adimpleti contractus or otherwise;

(e)	with respect to the obligations under the Opinion Documents, the competent court in the Netherlands (i) may give effect to overriding mandatory provisions of the law of any other country with which the Opinion Documents have a close connection if and insofar as, under the law of the latter country, those rules must be applied whatever the law applicable to the Opinion Documents and (ii) shall have regard to the law of the country in which the performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance and (iii) may refuse the application of a provision of the law of any country otherwise applicable to the Opinion Documents, if such application is manifestly incompatible with public policy (“ordre public”) of the Netherlands; and

Non-assessable

(f)	in absence of an equivalent Dutch legal term for the term “non-assessable” as used in this opinion letter and for the purposes of this opinion letter non-assessable means that no holder of Common Shares can be required to pay any amount in addition to the amount required for such share to be fully paid as provided for by Section 2:81 of the DCC.